                                                                       Exhibit 5

(214) 953-0053

                                                September 16, 2003

Decorize, Inc.
1938 E. Phelps
Springfield, Missouri 65802

Re:  Registration Statement on Form SB-2 (File No. 333-101677)

Gentlemen:

         We have served as counsel for Decorize, Inc., a Delaware corporation
(the "Company"), and certain stockholders of the Company (the "Selling
Stockholders") in connection with the Registration Statement on Form SB-2 (the
"Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed sale from time to time by the Selling Stockholders of a maximum of 3,292,427 shares (the
"Shares") of Common Stock, $.001 par value, of the Company.

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered in accordance with the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5 to the Registration
Statement and to the use of our name in the Registration Statement and in the
Prospectus included therein under the heading "Legal Matters."

                                            Very truly yours,

                                            HALLETT & PERRIN, P.C.